As Filed with the Securities and Exchange Commission on January 17, 1997

                                               Registration No. 333-----------

------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                      ----------------------------------

                                   FORM S-8
                            Registration Statement
                                    Under
                          The Securities Act of 1933


                       Bankers Trust New York Corporation
       ------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


                      New York                                 13-6180473
----------------------------------------------------      ---------------------
  (State or other jurisdiction of incorporation or          (I.R.S. Employer
                   organization)                           Identification No.)


       130 Liberty Street, New York, New York                     10006
----------------------------------------------------      ---------------------
      (Address of Principal Executive Offices)                 (Zip Code)


                     COINVESTMENT PLAN FOR THE FINANCE GROUP
       ------------------------------------------------------------------
                            (Full title of the plan)


                          Gordon S. Calder, Jr., Esq.
                            Melvin A. Yellin, Esq.
                              130 Liberty Street
                           New York, New York 10006
--------------------------------------------------------------------------------
                    (Name and address of agent for service)


                                (212) 250-2500
--------------------------------------------------------------------------------
         (Telephone number, including area code, of agent for service)

--------------------------------------------------------------------------------

                       CALCULATION OF REGISTRATION FEE


   Title of    Amount to be  Proposed Maximum  Proposed Maximum     Amount of
Securities to  Registered    Offering Price    Aggregate Offering  Registration
be Registered      (2)          Per Share         Price (2)            Fee
-------------  ------------  ----------------  ------------------  ------------
Deferred
Compensation
Obligations(1) $100,000,000.      100%            $100,000,000.       $30,304.
--------------------------------------------------------------------------------

                                             (See footnotes on following page)

Page 1 of 26 pages.

                                      -2-






FOOTNOTES

(1) The Deferred Compensation Obligations are unsecured obligations of Bankers Trust New York Corporation to pay deferred compensation in the future in accordance with the terms of the Coinvestment Plan for the Finance Group of Bankers Trust New York Corporation (the "Plan").

(2) Estimate of original amount deferred by participants plus amount "matched" by the registrant subject to the terms of the Plan.

                                    PART I

             INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Pursuant to the instructions contained in Form S-8, the document(s) containing the information specified in Part I of Form S-8 are not required to be filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act of 1933 (the "Securities Act"). Accordingly, such information is omitted.

                                   PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
              --------------------------------------------------

Item 3.   Incorporation of Documents by Reference
          ---------------------------------------

          The following documents have been filed by the registrant with the Commission (file number 1-5920) under the Securities Exchange Act of 1934 (the "Exchange Act") and are incorporated herein by reference:


          (a) the registrant's Annual Report on Form 10-K for the year ended December 31, 1995, filed pursuant to Section 13 of the Exchange Act;

          (b) the registrant's Quarterly Reports on Form 10-Q for the quarters ended March 31, June 30, and September 30, 1996, filed pursuant to Section 13 of the Exchange Act; and

          (c) the registrant's Current Reports on Form 8-K dated March 19, April 15, April 25, May 3, May 22, June 18, July 18, July 22, July 26, August 1, October 3, October 17, October 22, November 19, and December 9, 1996.

          All documents filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities
          -------------------------

          The securities being offered are Deferred Compensation Obligations ("Obligations"), which are offered pursuant to the Coinvestment Plan for the Finance Group as amended effective January 1, 1997 (the "Plan"). The purpose of the Plan is to aid Bankers Trust New York Corporation (the "Corporation") and its subsidiaries in securing and retaining officers and other key employees of outstanding ability and to motivate such employees to exert their best efforts on behalf of the Corporation and its subsidiaries. The Plan is also intended to foster teamwork between members of the Corporation's Finance Group (as defined below) and its Private Equity Investment Group ("PEIG"), and in particular to encourage members of the Finance Group to refer deals to the PEIG for investment. The following description of the terms and conditions of the Obligations is qualified by reference to the Plan, which is filed herewith as
Exhibit 4 and incorporated herein by reference. Capitalized terms used without definition have the meanings assigned to them in the Plan.

          Subject to the terms and conditions of the Plan, each Obligation entitles the holder to a cash payment, in an amount calculated as described below. The Obligations are unsecured general obligations of the registrant to pay deferred compensation in accordance with the terms of the Plan. The Plan is unfunded. The registrant is not required to set aside assets to be used for payment of Obligations. Because the registrant is a holding company, the right of the registrant (and hence the rights of creditors of the registrant, including participants in the Plan) to participate in any distribution of the assets of any subsidiary of the registrant upon its liquidation or reorganization or otherwise is subject to the prior claims of creditors of the subsidiary, except to the extent that claims of the registrant as a creditor of the subsidiary are recognized.

          At the beginning of each Performance Year (as defined below), selected Managing Directors and Vice Presidents in the registrant's Finance, M&A and Research areas (collectively, the "Finance Group") may elect to defer, on a pre-tax basis, a portion of their year-end annual cash bonus. The maximum deferral is $100,000 for a Managing Director and $50,000 for a Vice President. If the amount a participant elected to defer exceeds the actual cash bonus payable to such participant, his/her deferral will be reduced to the actual cash bonus amount. Deferrals may also be reduced on a pro rata basis depending on (1) the aggregate size of the Performance Deals (as defined below) in the year to which the deferral relates (the "Performance Year") and (2) the amount of such investments sourced by the Finance Group, as described in the Plan. Performance Deals are (i) investment deals that are approved by the PEIG, (ii) investment deals that are recommended to the PEIG by the Finance Group, rejected by the PEIG and, after approval by the Coinvestment Plan Board (which is the group responsible for day-to-day administration of the Plan), invested in by the Corporation, and (iii) LBO Fund Investments that are made by the Finance Group and designated by the Coinvestment Plan Board as Performance Deals. If the Corporation makes an additional capital investment in a Performance Deal in a subsequent Performance Year which the Coinvestment Plan Board determines is for the purpose of strengthening the capital base due to under-performance, inability to service debt, or similar conditions, such subsequent investment will be attributed to the Performance Year of the original investment in such Performance Deal for purposes of the Plan.

          The amount deferred by each participant is deemed to be "matched" by the registrant on a three-to-one basis to replicate the effects of leveraging. "Matched" funds bear interest equal to the floating prime rate of Bankers Trust Company plus one percent per annum and must be "closed out" (i.e., deemed to be repaid from the deemed earnings of Performance Deals) as described below before participants receive any distribution with respect to the particular Performance Deal. Both the amount deferred by the participant and the "matched" amount (collectively, the "deemed investment") are deemed invested (but are not actually invested) in the Performance Deals.

          Upon the receipt by the registrant of current cash income (such as dividends and/or interest) or cash liquidation proceeds from the actual investment constituting a Performance Deal, a proportionate amount of each such cash receipt, as determined under the Plan (after payment of "carried interest" awards, if any, granted to employees with respect to such Performance Deal), will be treated as earned on the deemed investments under the Plan. Such deemed earnings are first applied to close out the "matched" funds and the accrued interest thereon. Any additional deemed earnings are distributable to participants on a pro rata basis (subject to vesting requirements and a right of offset described below). Unless otherwise determined by the Corporation's Chief Executive Officer, distributions from the Plan will be made entirely in cash.

          Participants vest in any deemed earnings related to their bonus deferral for a Performance Year on the earlier of (1) the cash liquidation of all the Performance Deals in that Performance Year or (2) the first anniversary of the end of that Performance Year, in each case provided that the participant has been continuously employed by the registrant through such vesting date. Participants vest in any deemed earnings related to their "matched" funds for a Performance Year at the earlier of (1) the fourth anniversary after the end of that Performance Year or (2) the cash liquidation of all the Performance Deals in that Performance Year, in each case provided that the participant has been continuously employed by the registrant through such vesting date. Participants whose employment terminates due to retirement, death, total disability or termination by the registrant without cause vest (to the extent not previously vested) in the deemed earnings on both their bonus deferral and "matched" funds at the time of such termination of employment.

          Participants who remain employed by the registrant or whose employment terminates for a reason which entitles the participant to vest will have any deemed earnings attributable to the Performance Deals for a particular Performance Year first applied to close out the "Recourse Portion" (as defined below) of the "matched" amount. In the event of termination for cause or resignation prior to vesting, any such earnings will first be applied or recharacterized to close out the portion of the "matched" funds other than the Recourse Portion, so that the participant will remain at risk for the Recourse Portion of the "matched" funds until additional Performance Deals' cash proceeds, if any, are sufficient to close out such portion. Distributions to participants whose employment is terminated for cause or who resign prior to vesting are limited to the lesser of such participants' deferred bonus plus interest or the actual distributions received by them under the terms of the Plan prior to such termination of employment.

          In the event that cash proceeds from the Performance Deals of a given Performance Year are insufficient to close out the "matched" funds and related interest, the participant will be required to repay to the registrant the difference between the deemed earnings resulting from such cash proceeds and 50% of the "matched" funds (plus interest thereon) (such difference being the "Recourse Portion" of the "matched" amount). The registrant retains the right to apply amounts distributable under the Plan or as bonus payments to close out "matched" amounts from other Performance Years. The registrant also reserves the right to pursue legal action against participants for amounts due from participants under the Plan.

          Participants' interests in the Plan are not transferable. No right, title or interest of any kind in the Plan shall be transferable or assignable by a participant or his or her beneficiary or be subject to alienation, anticipation, encumbrance, garnishment, attachment, levy, execution or other legal or equitable process, nor subject to the debts, contracts, liabilities or engagements, or torts of any participant or his or her beneficiary. Once a deferral election has been made, a participant has no ability to withdraw his/her deferred bonus or any amounts related thereto, but can only receive distributions as provided under the terms of the Plan.

          The total amount of Obligations under the Plan are not determinable because the amounts will vary depending upon, among other things, the level of participation by eligible persons, the total amount of Performance Deals, the amount of such Deals sourced by the Finance Group, and the performance of such Deals. Likewise, the duration of the Plan is indefinite because Obligations may only be paid, if at all, after cash liquidation of all investments included in the Performance Deals for each Performance Year.

          The Obligations are not subject to redemption, in whole or in part, at the option of the registrant or through operation of a mandatory or optional sinking fund or analogous provision. The registrant reserves the right to amend or terminate the Plan, except that no such amendment or termination can impair the rights or participants with respect to investments previously made without their written consent.

Item 5.   Interests of Named Experts and Counsel
          --------------------------------------

          The validity of the securities offered hereby has been passed upon for the registrant by Gordon S. Calder, Jr., Managing Director and Counsel of Bankers Trust Company. Mr. Calder has an interest in a number of shares equal to less than .02% of the outstanding Common Stock of the registrant.

Item 6.   Indemnification of Directors and Officers
          -----------------------------------------

          Article V of the By-Laws of Bankers Trust New York Corporation provides as follows:

     SECTION 5.01 The  corporation  shall,  to the fullest  extent  permitted by
Section 721 of the New York Business Corporation Law, indemnify any person who is or was made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, whether involving any actual or alleged breach of duty, neglect or error, any accountability, or any actual or alleged misstatement, misleading statement or other act or omission and whether brought or threatened in any court or administrative or legislative body or agency, including an action by or in the right of the corporation to procure a judgment in its favor and an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation is serving or served in any capacity at the request of the corporation by reason of the fact that he, his testator or intestate, is or was a director or officer of the corporation, or is serving or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement, and costs, charges and expenses, including attorneys' fees, or any appeal therein; provided, however, that no indemnification shall be provided to any such person if a judgment or other final adjudication adverse to the director or officer establishes that (i) his acts were committed in bad faith or were the result of active and deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

     SECTION 5.02 The corporation may indemnify any other person to whom the corporation is permitted to provide indemnification or the advancement of expenses by applicable law, whether pursuant to rights granted pursuant to, or provided by, the New York Business Corporation Law or other rights created by
(i) a resolution of shareholders, (ii) a resolution of directors, or (iii) an agreement providing for such indemnification, it being expressly intended that these By-Laws authorized the creation of other rights in any such manner.

     SECTION 5.03 The corporation shall, from time to time, reimburse or advance to any person referred to in Section 5.01 the funds necessary for payment of expenses, including attorneys' fees, incurred in connection with any action or proceeding referred to in Section 5.01, upon receipt of a written undertaking by or on behalf of such person to repay such amounts(s) if a judgment or other final adjudication adverse to the director or officer establishes that (i) his acts were committed in bad faith or were the result of active an deliberate dishonesty and, in either case, were material to the cause of action so adjudicated, or (ii) he personally gained in fact a financial profit or other advantage or which he was not legally entitled.

     SECTION 5.04 Any director or officer of the corporation serving (i) another corporation, of which a majority of the shares entitled to vote in the election of its directors is held by the corporation, or (ii) any employee benefit plan of the corporation or any corporation referred to in clause (i), in any capacity shall be deemed to be doing so at the request of the corporation. In all other cases, the provision of this Article V will apply (i) only if the person serving another corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise so served at the specific request of the corporation, evidenced by a written communication signed by the Chairman of the Board, the Chief Executive Officer, the President, the Senior Vice Chairman or any Vice Chairman, and (ii) only of and to the extent that, after making such efforts as the Chairman of the Board, the Chief Executive Officer, or the President shall deem adequate in the circumstances, such person shall be unable to obtain indemnification from such other enterprise or its insurer.

     SECTION 5.05 Any person entitled to be indemnified or to the reimbursement or advancement of expenses as a matter of right pursuant to this Article V may elect to have the right to indemnification (or advancement of expenses) interpreted on the basis of the applicable law in effect at the time of the occurrence of the event or events giving rise to the action or proceeding, to the extent permitted by law, or on the basis of the applicable law in effect at the time indemnification is sought.

     SECTION 5.06 The right to be indemnified or to the reimbursement or advancement of expenses pursuant to this Article V (i) is a contract right pursuant to which the person entitled thereto may bring suit as if the provisions hereof were set forth in a separate written contract between the corporation and the director or officer, (ii) is intended to be retroactive and shall be available with respect to the events occurring prior to the adoption hereof, and (iii) shall continue to exist after the rescission or restrictive modification hereof with respect to events occurring prior thereto.

     SECTION 5.07 If a request to be indemnified or for the reimbursement or advancement of expenses pursuant hereto is not paid in full by the corporation within thirty days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimants shall be entitled also to be paid the expenses of prosecuting such claim. neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant is not entitled to indemnification or to the reimbursement or advancement of expenses, shall be a defense to the action or create a presumption that the claimant is not so entitled.

     SECTION 5.08 A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in Section 5.01 shall be entitled to indemnification only as provided in Section 5.01 and 5.03, notwithstanding any provision of the New York Business Corporation Law to the contrary.

          With certain limitations, Section 721 and 722 of the New York Business Corporation Law permit a corporation to indemnify a director or officer made a party to an action if such director or officer acted in good faith and in a manner he reasonably believed to be in or, in certain cases, not opposed to such corporation's best interests, and additionally, in criminal actions, has no reasonable cause to believe his conduct was unlawful.

          In addition, a Directors and Officers Liability and Corporation Reimbursement Policy is maintained covering the Corporation and its directors and officers for amounts, subject to policy limits, that the Corporation might be required to pay by way of indemnification to its directors or officers under its By-Laws or otherwise and for the protection of individual directors and officers from loss for which they might not be indemnified by the Corporation.

Item 7.   Exemption from Registration Claimed
          -----------------------------------

          Not applicable.

Item 8.   Exhibits
          --------

          The exhibits are listed in the exhibit index and are incorporated herein by reference.

Item 9.   Undertakings
          ------------

          (a) The undersigned registrant hereby undertakes:

                    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                               (i) To include any prospectus required by Section
               10(a)(3) of the Securities Act of 1933;

                              (ii) To  reflect  in the  prospectus  any facts or
               events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in this Registration Statement;

                             (iii) To  include  any  material  information  with
               respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
     Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

                    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES
                                  ----------

          The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on, January 16, 1997.



                                          Bankers Trust New York Corporation



                                          By:    /s/  James T. Byrne, Jr.
                                             ----------------------------------
                                                    (James T. Byrne, Jr.)
                                                    Senior Vice President


          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated:


             Signature                        Title                 Date
             ---------                        -----                 ----


                 *
-------------------------------------
         (Frank N. Newman)              Chairman of the Board,  January 16, 1997
                                        Chief Executive
                                        Officer and
                                        Director (Principal
                                        Executive Officer)


                 *
-------------------------------------
        (Richard H. Daniel)             Executive Vice          January 16, 1997
                                        President and Chief
                                        Financial Officer
                                        (Principal
                                        Financial Officer)


                 *
-------------------------------------
       (Geoffrey M. Fletcher)           Senior Vice President   January 16, 1997
                                        (Principal
                                        Accounting Officer)


                 *
-------------------------------------
        (George B. Beitzel)             Director                January 16, 1997


                                      -12-





                 *
-------------------------------------
       (Phillip A. Griffiths)           Director                January 16, 1997


                 *
-------------------------------------
        (William R. Howell)             Director                January 16, 1997


                 *
-------------------------------------
         (Jon M. Huntsman)              Director                January 16, 1997


                 *
-------------------------------------
      (Vernon E. Jordan, Jr.)           Director                January 16, 1997


                 *
-------------------------------------
          (Hamish Maxwell)              Director                January 16, 1997


                 *
-------------------------------------
        (N.J. Nicholas, Jr.)            Director                January 16, 1997


                 *
-------------------------------------
        (Russell E. Palmer)             Director                January 16, 1997


                 *
-------------------------------------
        (Donald L. Staheli)             Director                January 16, 1997


                 *
-------------------------------------
       (Patricia C. Stewart)            Director                January 16, 1997


                 *
-------------------------------------
         (George J. Vojta)              Director                January 16, 1997


                 *
-------------------------------------
         (Paul A. Volcker)              Director                January 16, 1997


*By      /s/  James T. Byrne
    ---------------------------------------
    (James T. Byrne, Jr., Attorney-in-fact)


                                EXHIBIT INDEX
                                -------------


Exhibit
 Number             Description                   Method of Filing       Page
-------             -----------                   ----------------       ----

      4        Coinvestment Plan For The          Filed herewith          14
               Finance Group

      5        Opinion re legality                Filed herewith          23

   23.1        Consent of Ernst & Young LLP       Filed herewith          24

   23.2        Consent of Gordon S. Calder, Jr.   Included in Exhibit 5   23

     24        Powers of Attorney                 Filed herewith          25
